Exhibit 99.1

March 6, 2006

Mr. Thomas H. Williams
2033 Mills Avenue
Menlo Park, California 94025

Dear Tom:

I am pleased to offer you employment with Procera Networks, Inc. (the “Company”) in the exempt position of Chief Financial Officer and Secretary, reporting directly to me. You will be responsible for all financial, legal, human resources, and contract obligations of the Company. This will include responsibility for outside legal services, including patent and trademark, contract human resources and all auditing requirements and activities. In you capacity as CFO, you will participate in all corporate strategy sessions and in all meetings of the Board of Directors. You will be employed by Procera Networks, Inc. through Execustaff, Inc., a professional employer organization providing human resources management for the Company.

You will be compensated as follows:

•
Base Salary: $160,000 annually, payable at the rate of $6,153.85 per pay period. You will be paid on a bi-weekly basis, every other Friday, and will be subject to normal withholdings. If a Friday pay period falls on a Company Holiday, you will be paid on the last business day prior to the Holiday. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

•
Stock Options: The Board of Directors has approved the granting of your incentive stock option to purchase 450,000 shares of the Company’s restricted common stock, at the closing market price of said stock on the start date agreed to in this offer letter. As an officer of the company, your option shall have our standard vesting, except in the event of change of control. If there is a change of control, and you are involuntarily terminated within twelve months of the change of control, then you will be entitled to accelerated vesting as to each outstanding option granted to you to purchase company common stock. All options shall immediately vest and the company shall not have any repurchase rights with respect to these options or shares.

•	Paid Time-Off:	Per Company Policy.

•	Employee Benefits:	Per Company Policy.

The Company offers a number of benefits to its employees, presently including, health, dental, long-term disability, short-term disability, and vision insurance, as well as 401(k) and Flexible Spending plans. The Company policy also provides for the direct deposit of paychecks. Details of these benefits are described on the attached summary. The Company reserves the right to alter its policies and/or to amend its benefits in its discretion upon notice to its employees.

Your employment with the Company will be strictly on an at-will basis, which means that either you or the Company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason. The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship. This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents, which also shall govern the terms of your employment:
•	EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGRFEEMENT
•	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Other than as expressly stated in this letter and the attached agreements, the Company makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto. This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

It is anticipated that your employment with Procera Networks, Inc. will commence on March 20, 2006.

Tom, you have been a valuable member of Procera’s board since shortly after formation in 2002 and we now look forward to working more closely with you as a member of our Procera team.

Sincerely,

/s/ Douglas J. Glader
Douglas J. Glader
CEO

Offer accepted: /s/ Thomas Williams Date: March 17, 2006 Start Date: March 20, 2006